Exhibit 4.4

EXECUTION COPY

TELA BIO, INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

i

4.21	Interpretation	25
4.22	Confidentiality	26
4.23	Restrictions Regarding Mesynthes	27

ii

TELA BIO, INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of October 2, 2014, by and among TELA Bio, Inc., a Delaware corporation (the “Company”), the Persons holding shares of Common Stock (as defined herein) identified on Exhibit A hereto (together with any other holders of Common Stock party hereto or who become party hereto, the “Common Holders”), and the Persons holding shares of Preferred Stock (as defined herein) identified on Exhibit B hereto (the “Investors”, and, collectively with the Common Holders and such other Persons who may become party hereto pursuant to the terms hereof, the “Stockholders”).

BACKGROUND

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”);

WHEREAS, certain of the Investors and the Common Holders are parties to that certain Stockholders Agreement, dated December 3, 2012, by and among the Company and the parties thereto (the “Prior Agreement”); and

WHEREAS, in connection with the purchase by certain Investors of shares of Series B Preferred Stock, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS

As used herein, the following terms shall have the following definitions:

(a)                                  “Adversely Affected Holder” shall have the meaning set forth in Section 4.5.

(b)                                  “Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the Exchange Act.

(c)                                   “Agreement” shall have the meaning set forth in the Preamble.

(d)                                  “Applicable Stockholder” shall have the meaning set forth in Section 3.2(a).

(e)                                “Audit Committee” shall have the meaning set forth in Section 2.5(b).

(f)                                 “Board” shall mean the Company’s Board of Directors.

(g)                                “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close.

(h)                               “Bylaws” shall mean the Amended and Restated Bylaws of the Company approved on or about the date hereof, as the same may be amended and restated from time to time.

(i)                                   “CEO Director” shall have the meaning set forth in Section 2.2(c)(i).

(j)                                  “Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on or about the date hereof, as the same may be amended and restated from time to time.

(k)                               “Change of Control” shall mean, with respect to a Person (the “Target”), any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities of the Target from the Target’s equityholders.

(l)                                   “Common Equity Securities” shall mean, with respect to any Stockholder, any of the following that is now owned or that is hereinafter acquired by such Stockholder: (i) any Common Stock of the Company; and (ii) any warrant or option to purchase any shares of Common Stock.

(m)                           “Common Holders” shall have the meaning set forth in the Preamble.

(n)                               “Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

(o)                               “Company” shall have the meaning set forth in the Preamble.

(p)                               “Compensation Committee” shall have the meaning set forth in Section 2.5(a).

(q)                               “Confidential Information” shall have the meaning set forth in Section 4.22(a).

(r)                                  “Converted Shares” shall have the meaning set forth in Section 4.6(a).

(s)                                 “Co-Sale Holder” and “Co-Sale Holders” shall have the meanings set forth in Section 3.3(a).

(t)                                  “Disclosing Party” shall have the meaning set forth in Section 4.22(b).

(u)                               “Equity Securities” shall mean, with respect to any Stockholder, any of the following that is now owned or that is hereinafter acquired by such Stockholder: (i) any

Common Stock, Preferred Stock or other class or series of capital stock of the Company; (ii) any security convertible, with or without consideration, into any securities described in clause (i) of this definition; (iii) any security carrying any warrant or right to subscribe for or purchase shares of any securities described in clause (i) of this definition; and (iv) any warrant, note, right, option or other derivative security which provides the right to subscribe for or purchase any securities described in clauses (i), (ii), or (iii) of this definition.

(v)                              “Excess Stock” shall have the meaning set forth in Section 3.2(c).

(w)                            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.

(x)                              “Forfeited Shares” shall have the meaning set forth in Section 4.23.

(y)                              “Fully Diluted Basis” shall have the meaning ascribed to such term in the Certificate.

(z)                               “HighCape” shall mean HighCape Partners QP, L.P., and its permitted successors and permitted assigns.

(aa) “HighCape Director” shall have the meanings set forth in Section 2.2(b)(i).

(bb)                       “Independent Director” shall have the meaning set forth in Section 2.2(c)(ii).

(cc) “Initial Public Offering” shall mean the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(dd) “Initiating Holders” shall have the meaning set forth in Section 3.4(a).

(ee) “Investors” shall have the meaning set forth in the Preamble.

(ff) “Joint Quaker/OrbiMed Director” shall have the meaning set forth in Section 2.2(c)(iii).

(gg)                         “Legend” shall have the meaning set forth in Section 4.2(a).

(hh)                       “License” shall have the meaning set forth in Section 2.4(b).

(ii)                               “Liens” shall have the meaning set forth in Section 3.4(b)(i).

(jj)                             “Mesynthes” shall mean Mesynthes Ltd., a privately held New Zealand company.

(kk) “Mesynthes Observer” shall have the meaning set forth in Section 2.4(b).

(ll)                               “Offered Stock” shall have the meaning set forth in Section 3.2(b).

(mm) “Offering Series A Stockholder” shall have the meaning set forth in Section 3.6(a).

(nn) “Offering Series B Stockholder” shall have the meaning set forth in Section 3.6. (b).

(oo)                      “OrbiMed” shall mean OrbiMed Private Investments IV, LP, and its permitted successors and permitted assigns.

(pp)                      “OrbiMed Director” shall have the meaning set forth in Section 2.2(a)(ii).

(qq)                      “OrbiMed Observer” shall have the meaning set forth in Section 2.4(a).

(rr)                            “Participant” and “Participants” shall have the meanings set forth in Section 3.3(c).

(ss)                          “Permitted Transferee” shall mean (i) with respect to a Stockholder who is a natural Person, (A) the spouse or lineal descendants (but not minor children) of such Stockholder, (B) any trust created solely for the benefit of such Stockholder, the spouse or lineal descendants of such Stockholder, or such Stockholder’s estate, (C) any corporation or partnership that is controlled by such Stockholder and in which such Stockholder, or the spouse or lineal descendants of such Stockholder, are the direct and beneficial owners of at least a majority of the voting securities (provided such Stockholder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of at least a majority of the voting securities), (D) upon such Stockholder’s death, the legatees or beneficiaries of such Stockholder, or the personal representatives of such Stockholder for the purposes of administration of such Stockholder’s estate, or (E) upon such Stockholder’s adjudicated incapacity, the personal representatives of such Stockholder for purposes of the protection and management of the assets of such Stockholder; and (ii) with respect to a Stockholder who is not a natural Person, its Affiliates, including its stockholders, members or partners, provided, that such transferee shall transfer any Transferred Equity Securities back to such Stockholder within five (5) Business Days after ceasing to be an Affiliate of such Stockholder, unless such Transfer to its stockholders, members or partners was effected in connection with the dissolution of such Stockholder.

(tt)                            “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental entity or other entity.

(uu)                      “Preferred Directors” shall have the meanings set forth in Section 2.2(b)(ii).

(vv)                      “Preferred Equity Securities” shall mean, with respect to any Stockholder, any of the following that is now owned or that is hereinafter acquired by such Stockholder: (i) any Preferred Stock or other class or series of preferred capital stock of the Company; (ii) any security convertible, with or without consideration, into any securities described in clause (i) of this definition; (iii) any security carrying any warrant or right to subscribe for or purchase shares of any securities described in clause (i) of this definition; and (iv) any warrant, note, right, option or other derivative security which provides the right to subscribe for or purchase any securities described in clauses (i), (ii), or (iii) of this definition.

(ww) “Preferred Holders” shall mean the Investors and such other parties hereto who hold or may become holders of Preferred Stock (during such time as such Person holds Preferred Stock).

(xx)                     “Preferred Stock” shall mean the Series A Preferred Stock and/or Series B Preferred Stock.

(yy)                     “Prior Agreement” shall have the meaning set forth in the Recitals.

(zz)                       “Prohibited Person” shall have the meaning set forth in Section 3.1(b).

(aaa) “Proposed Sale” shall have the meaning set forth in Section 3.4(b).

(bbb) “Proposed Series A Transfer” shall have the meaning set forth in Section 3.6(a).

(ccc) “Proposed Series B Transfer” shall have the meaning set forth in Section 3.6(b).

(ddd) “Purchase Agreement” shall have the meaning set forth in the Background section of this Agreement.

(eee) “Quaker” shall mean Quaker Bioventures II, L.P., and its permitted successors and permitted assigns.

(fff)                    “Quaker Director” shall have the meanings set forth in Section 2.2(a)(i).

(ggg) “Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(hhh) “Restricted Stock” shall have the meaning set forth in Section 4.23.

(iii)                          “Sale Event” shall have the meaning set forth in Section 3.4(a).

(jjj)                       “Sale Event Notice” shall have the meaning set forth in Section 3.4(a).

(kkk) “Second Transfer Notice” shall have the meaning set forth in Section 3.2(c).

(lll)                          “Securities Act” shall mean the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.

(mmm) “Series A Directors” shall have the meanings set forth in Section 2.2(a)(ii).

(nnn) “Series A Holders” shall mean the Investors and such other parties hereto who hold or may become holders of Series A Preferred Stock (during such time as such person holds Series A Preferred Stock).

(ooo) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.001 per share.

(ppp) “Series B Directors” shall have the meanings set forth in Section 2.2(b)(ii).

(qqq) “Series B Holders” shall mean the Investors and such other parties hereto who hold or may become holders of Series B Preferred Stock (during such time as such person holds Series B Preferred Stock).

(rrr) “Series B Preferred Stock” shall have the meaning set forth in the Recitals.

(sss)                       “Signet” shall mean Signet Healthcare Partners QP Partnership III, LP, and its permitted successors and permitted assigns.

(ttt) “Signet Director” shall have the meaning set forth in Section 2.2(b)(ii).

(uuu) “Stockholders” shall have the meaning set forth in the Preamble.

(vvv) “Transfer” shall mean, with respect to any Equity Security, any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Equity Security.

(www) “Transfer Notice” shall have the meaning set forth in Section 3.2(b).

(xxx) “Transferor Stockholder” shall have the meaning set forth in Section 3.2(b).

(yyy) “Vesting Schedule” shall have the meaning set forth in Section 4.23.

(zzz) “Voting Securities” shall mean, with respect to a Stockholder, (i) all Equity Securities now or hereafter owned of record, or beneficially, by such Stockholder, and (ii) all other Equity Securities over which the Stockholder now or hereafter has voting control.

SECTION 2. VOTING

2.1                             General. Each Stockholder shall hold all Voting Securities subject to, and shall vote such Voting Securities in accordance with, the provisions of this Agreement.

2.2                             Election of Directors.

(a)                               Series A Preferred Directors. On all matters relating to the election of the class of directors designated in the Certificate as being elected only by the holders of Series A Preferred Stock, the Series A Holders shall vote all of their respective Voting Securities (or shall consent pursuant to an action by written consent of the stockholders of the Company) so as to elect as members of the Board:

(i)                                   One individual nominated in writing by Quaker (the “Quaker Director”), who initially shall be Adele C. Oliva, for so long as Quaker and its Affiliates continue to own beneficially at least ten percent (10%) of the outstanding shares of Series A Preferred Stock; and

(ii)                                one individual nominated in writing by OrbiMed (the “OrbiMed Director” and, together with the Quaker Director, the “Series A Directors”) who initially shall be Vince Burgess, for so long as OrbiMed and its Affiliates continue to own beneficially at least ten percent (10%) of the outstanding shares of Preferred Stock;

provided, however, this Section 2.2(a) shall terminate simultaneously with the termination of the Series A Holders’ rights, as set forth in the Certificate, to vote on the election of directors as a separate class.

(b)                              Series B Directors. On all matters relating to the election of the class of directors designated in the Certificate as being elected only by the holders of Series B Preferred Stock, the Series B Holders shall vote all of their respective Voting Securities (or shall consent pursuant to an action by written consent of the stockholders of the Company) so as to elect as members of the Board:

(i)                                   one individual nominated in writing by HighCape (the “HighCape Director”), who initially shall be Kevin Rakin, for so long as HighCape and its Affiliates continue to own beneficially (a) at least ten percent (10%) of the outstanding shares of Series B Preferred Stock or (b) at least seventy-five percent (75%) of the shares of Series B Preferred Stock that HighCape purchased under the Purchase Agreement; and

(ii)                                one individual nominated in writing by Signet (the “Signet Director” and, together with the HighCape Director, the “Series B Directors”), who initially shall be Ashley Friedman, for so long as Signet and its Affiliates continue to own beneficially (a) at least ten percent (10%) of the outstanding shares of Series B Preferred Stock or (b) at least seventy-five percent (75%) of the shares of Series B Preferred Stock that Signet purchased under the Purchase Agreement. For purposes of this Agreement, the Series A Directors and the Series B Directors shall together be referred to as the “Preferred Directors.”

provided, however, this Section 2.2(b) shall terminate simultaneously with the termination of the Series B Holders’ rights, as set forth in the Certificate, to vote on the election of directors as a separate class.

(c)                               CEO Director and Independent Director. On all matters relating to the election of members of the Board other than the Preferred Directors and except as covered by Section 2.2(d), the Stockholders shall vote all of their respective Voting Securities (or shall consent pursuant to an action by written consent of the Stockholders) so as to elect as members of the Board:

(i)                                   the Company’s then-current Chief Executive Officer (the “CEO Director”);

(ii)                                one director (the “Independent Director”) nominated in writing by the Stockholders (other than Quaker) holding a majority of the shares of Common Stock then outstanding (other than Common Stock held by Quaker) and subject to the reasonable approval of the Stockholders holding at least seventy percent (70%) of the shares of Common Stock issuable upon conversion of the shares of Preferred Stock then outstanding (during such time as the shares Common Stock issuable upon conversion of the shares of Preferred Stock then outstanding constitute at least twenty percent (20%) of the outstanding shares of Common Stock on an as converted and Fully Diluted Basis), who shall be independent and not an Affiliate of the Company or any Stockholder and who shall have industry experience. The Independent Director initially shall be Paul Touhey (and, for the sake of clarity, Paul Touhey shall continue to be a permitted Independent Director without regard to whether he owns shares of capital stock or other securities of the Company); and

(iii)                             One individual nominated in writing by Quaker and OrbiMed (the “Joint Quaker/OrbiMed Director”) for so long as Quaker and OrbiMed and their respective Affiliates continue to own beneficially at least a number of shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) with an aggregate original purchase price of at least Thirteen Million Dollars ($13,000,000), provided that if either Quaker or OrbiMed no longer holds any shares of Preferred Stock, but the other continues to meet the foregoing threshold, such other stockholder shall have the right to nominate a director under this subsection.

(d)                              Other Directors. To the extent that none of Sections 2.2(a), 2.2(b) or 2.2(c) are applicable, including if the Board is comprised of more than seven directors, any member of the Board, including any member of the Board who would otherwise have been designated in accordance with the terms of Sections 2.2(a), 2.2(b) or 2.2(c), shall instead be elected by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate, the Bylaws and applicable law.

(e)                               Resignation, Removal and Vacancies. Each of the directors elected pursuant to Sections 2.2(a), 2.2(b) or 2.2(c) shall hold office, subject to his resignation or earlier removal from the Board in accordance with the following sentence, the Certificate, the Bylaws and applicable law, until his successor shall have been elected and shall have been duly qualified. No Stockholder shall vote to remove any director elected pursuant to Sections 2.2(a), 2.2(b) and 2.2(c), other than for cause, or to fill any vacancy created by the resignation or removal of a director elected pursuant to Sections 2.2(a), 2.2(b) and 2.2(c) unless such action shall have been approved by the Stockholders entitled to nominate and elect such director in accordance with the provisions of the Certificate and Sections 2.2(a), 2.2(b) and 2.2(c) (in which case the Stockholders shall vote to remove any such director upon the election of the Stockholders entitled to nominate such person). If the CEO Director resigns or is removed from his or her position as the Chief Executive Officer of the Company, then such person shall be removed from the Board and each Stockholder shall vote all of their respective Voting Securities (or shall consent pursuant to an action by written consent of the Stockholders) to effect such removal or to consent in writing to effect such removal.

(f)                                Size of Board. Each Stockholder shall take all actions, do all things and execute and deliver all documents, including approving an amendment to the Bylaws, and shall cause the Company to do the same, as may be necessary to ensure that the number of directors authorized and constituting the entire Board shall be seven, subject to increase or decrease in accordance with the terms of the Certificate, the Bylaws and pursuant hereto.

(g)                               No Liability. No Stockholder, nor any Affiliate thereof, shall have any liability as a result of nominating a person for election as a director, for any act or omission by such designated person in his or her capacity as a director of the Company, or as a result of voting for any such nominee in accordance with the provisions of this Agreement.

2.3                             Attendance at Board Meetings; Expenses. The Company shall cause regular meetings of the Board to be held at least five times per year. The Board shall meet in executive session (i.e., meeting without any members of the Company’s management who also serve on  the Board) during a portion of each meeting of the Board. The Company shall reimburse all persons who are serving as directors of the Company for their reasonable and documented out- of-pocket expenses incurred in attending meetings of the Board and all committees thereof and otherwise incurred in fulfilling their duties as directors of the Company, provided that such right to reimbursement shall not be in addition to any reimbursement any director who is an employee of the Company receives therefor pursuant to any employment agreement or employee policies. The Company also shall reimburse OrbiMed and Mesynthes for the reasonable and documented out-of-pocket expenses incurred by the OrbiMed Observer and the Mesynthes Observer, respectively, attending meetings of the Board. The Company may compensate all persons who are serving as directors of the Company and who are not employees or Affiliates of any Stockholder at then-market rates for his services as a director of the Company if such compensation is approved by the Board, including the affirmative approval of the Independent Director (except in the case of the Independent Director, in which case the affirmative approval of the Independent Director is not required).

2.4                             Board Observers.

(a)                              As long as OrbiMed owns at least seven and one-half percent (7.5%) of the outstanding shares of Preferred Stock, OrbiMed shall be entitled to designate in writing one individual (the “OrbiMed Observer”), who initially shall be Jonathan Silverstein, and who shall be entitled (a) to be present at all meetings of the Board as a non-voting observer and (b) to receive advance notice of all such meetings, including such meetings’ time and place, in the same manner as the directors; provided, however, that the OrbiMed Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or otherwise disclosed to him by executing and delivering a non-disclosure agreement reasonably satisfactory to the Company. The Company, in its sole discretion, reserves the right to exclude the OrbiMed Observer from all or part of any meeting of the Board and to withhold information and redact portions or entire documents to the extent reasonably necessary to protect confidential information of the Company, maintain a legal privilege or address any actual or potential conflict of interest between the OrbiMed Observer or OrbiMed, on the one hand, and the Company, on the other hand.

(b)                              During the period commencing on the date hereof and ending on August 2, 2015 (but only for so long as Mesynthes owns shares of Common Stock during such time), Mesynthes shall be entitled to designate in writing one individual (the “Mesynthes Observer”), who initially shall be Brian Ward, and who shall be entitled (a) to be present at all meetings of the Board as a non-voting observer and (b) to receive advance notice of all such meetings, including such meetings’ time and place, in the same manner as the directors; provided, however, that the Mesynthes Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or otherwise disclosed to him by executing and delivering a non-disclosure agreement reasonably satisfactory to the Company.

The Company, in its sole discretion, reserves the right to exclude the Mesynthes Observer from all or part of any meeting of the Board and to withhold information and redact portions or entire documents to the extent reasonably necessary to protect confidential information of the Company, maintain a legal privilege or address any actual or potential conflict of interest between the Mesynthes Observer or Mesynthes, on the one hand, and the Company, on the other hand. Mesynthes agrees that the Company’s compliance with this Section 2.4(b) shall satisfy the Company’s obligations under Section 16.2 of the Amended and Restated License, Product Development and Supply Umbrella Agreement, dated as of March 12, 2013, by and between the Company and Mesynthes (the “License”).

2.5                              Committees of the Board.

(a)                               Compensation Committee. The Board shall appoint a compensation committee of the Board (the “Compensation Committee”), which shall consist entirely of non-employee directors and shall include the Quaker Director (unless such requirement is waived by Quaker), the OrbiMed Director (unless such requirement is waived by OrbiMed) and the HighCape Director (unless such requirement is waived by HighCape). Subject to any other approvals required by the Certificate or this Agreement, the Compensation Committee shall be responsible for and have discretion concerning all compensation decisions and decisions concerning the issuance of stock options or other equity awards, including the vesting of stock options or other equity awards.

(b)                               Audit Committee. The Board shall appoint an audit committee of the Board (the “Audit Committee”), which shall consist entirely of non-employee directors and shall include the Quaker Director (unless such requirement is waived by Quaker) and the Signet Director (unless such requirement is waived by Signet). The Audit Committee shall be responsible for and have discretion concerning, among other things, reviewing with the Company’s management and with the Company’s independent auditors, both jointly and separately, the financial controls, accounting and audit and reporting activities of the Company, the performance of the Company’s auditors, and the capability and performance of the Company’s finance staff. The Audit Committee also shall be responsible for selecting an accounting firm to perform the Company’s annual audits.

(c)                                Other Committees. The Board may also, from time to time, form one or more additional committees, provided any such committees shall include at least two Preferred Directors during such times as the Preferred Holders have the right to elect Preferred Directors pursuant to the Certificate (unless such requirement is waived by Quaker, OrbiMed, and at least one of either HighCape and Signet). Each such committee shall have the authority delegated to it by the Board.

2.6                              Vote to Increase Authorized Common Stock. Each Stockholder shall vote (or shall consent pursuant to an action by written consent of the Stockholders) or cause to be voted all Voting Securities from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available upon conversion of the Preferred Stock at any given time in accordance with the Certificate.

2.7                             Irrevocable Proxy. Each party to this Agreement hereby grants to a Stockholder appointed by the Board, with full power of substitution, an irrevocable proxy with respect to the matters set forth herein, including the election of directors to, and the removal of directors from, the Board in accordance with Section 2.2, and hereby authorizes such proxy to represent and to vote, if and only if the party (a) fails to vote (whether by proxy, in person or by written consent), or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Voting Securities in favor of the election of directors to, and the removal of directors from, the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 4.18. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Voting Securities and shall not hereafter, unless and until this Agreement terminates pursuant to Section 4.18 hereof, purport to grant any other proxy or power of attorney with respect to any of the Voting Securities, deposit any Voting Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities, in each case, with respect to any of the matters set forth herein.

SECTION 3. Transfer Restrictions

3.1                             General.

(a)                              No Stockholder may Transfer any Equity Securities except in accordance with the provisions of this Section 3. Any attempt by a Stockholder to Transfer any Equity Securities in violation of this Section 3 shall be void, and the Company shall not effect such a Transfer, nor will it treat any alleged transferee as the holder of such Equity Securities. At least fifteen (15) Business Days prior to any Transfer (but subject to the other provisions of this Agreement which might require sooner notice), each Stockholder shall notify the Company of any proposed Transfer, which notice shall include the name of the proposed transferee, and such Stockholder shall provide the Company with all information regarding the proposed Transfer and transferee, as may be reasonably requested by the Company.

(b)                              Notwithstanding any other provision of this Agreement, without the prior written consent of the Board (excluding from such vote any directors designated by the transferring Stockholder pursuant to this Agreement), no Stockholder shall Transfer any Equity Securities to a competitor of the Company or its subsidiaries, or to any Person holding, directly or indirectly, in excess of ten percent (10%) of the outstanding securities or voting securities (on an as converted and fully diluted basis) of any competitor of the Company or its subsidiaries (each, a “Prohibited Person”). Upon the request of any member of the Board, the transferor or the Company’s Chief Executive Officer (provided that if the Company’s Chief Executive Officer’s is the transferor, any officer or the general counsel can also make such request), the Board (excluding from such vote any directors designated by the transferring Stockholder pursuant to this Agreement) shall determine in good faith whether a proposed transferee is a Prohibited Person. If, based on information not known to the Board prior to such Transfer (and prior to providing any approval), the Company becomes aware that a Transfer was made to a Prohibited Person after such Transfer is effected, the Company shall have the right to redeem the purchased securities (including any Preferred Equity Securities) at a price per share equal to fair market value, as determined in good faith by the Board; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm or other professional advisor in order to make or support a good faith judgment of the fair value pursuant to this Section and any Person objecting to the Board’s determination of fair value pursuant to this Section shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.

(c)                               Notwithstanding any other provision of this Agreement, no Stockholder shall Transfer any Equity Securities:

(i)                                  except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel (at the Stockholder’s expense), in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)                               if such Transfer would cause the Company to be required to file a registration statement or periodic reports under the Exchange Act;

(iii)                            if such Transfer would cause the Company or its subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iv)                           if such Transfer would cause the assets of the Company or any of its subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or its subsidiaries.

(d)                              If a Change of Control occurs with respect to a Stockholder, then, as of immediately prior to the Change of Control, such Stockholder shall be deemed to have caused a Transfer of its Equity Securities and such Transfer shall be subject to this Agreement, including the Transfer provisions set forth in this Section 3, as may be applicable, with such necessary changes in the details thereof as are necessitated by the context (as determined in good faith by the Board) and the price per share shall equal fair market value, as determined in good faith by the Board; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm or other professional advisor in order to make or support a good faith judgment of the fair value pursuant to this Section and any Person objecting to the Board’s determination of fair value pursuant to this Section shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith.

3.2                              Rights of First Refusal.

(a) Until the occurrence of an Initial Public Offering, the Company first, and then each Preferred Holder second, shall have a right of first refusal to purchase the Equity Securities that any Stockholder holding Common Stock (each an “Applicable Stockholder”), may, from time to time, propose to Transfer after the date of this Agreement, pursuant to the terms set forth in this Section 3.

(b) If any Applicable Stockholder proposes to Transfer any Equity Securities (a “Transferor Stockholder”), then such Transferor Stockholder shall give the Company and each Preferred Holder written notice (the “Transfer Notice”) of such Transferor Stockholder’s intention to so Transfer such Equity Securities (the “Offered Stock”) at least sixty (60) days prior to the proposed consummation of such Transfer. The Transfer Notice shall state that it is being delivered pursuant to this Section 3.2 and describe in reasonable detail, the number of shares of Offered Stock to be transferred, the nature and the material terms and conditions of such Transfer, including the consideration to be paid, and the name and address of each prospective purchaser or transferee. If the consideration to be paid for the Offered Stock is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Transfer Notice. The Company and all Preferred Holders electing to participate in the purchase of the Offered Stock shall pay the cash equivalent thereof as so determined. Transmittal of the Transfer Notice to the Company shall constitute an offer to sell all of the Offered Stock to the Company at the price and upon the terms set forth in the Transfer Notice. The Company shall have twenty (20) days after receipt of such Transfer Notice to agree to purchase all or any portion of the Offered Stock for the price and upon the terms and conditions specified in the Transfer Notice. Such agreement shall be indicated by the Company giving written notice to the Transferor Stockholder and stating therein the quantity of Offered Stock to be purchased.

(c)                               If and to the extent that the Company fails to exercise in full its rights of first refusal to purchase all of the Offered Stock as set forth in Section 3.2(b), then the Transferor Stockholder shall promptly provide a second written notice (the “Second Transfer Notice”) to each Preferred Holder, offering each of them the right to acquire such unsubscribed shares (the “Excess Stock”). Each Preferred Holder shall have ten (10) days after receipt of the Second Transfer Notice to provide the Transferor Stockholder with written notice of its agreement to (i) purchase up to such Preferred Holder’s pro rata share (as determined as set forth below) of such Excess Stock and/or (ii) if applicable, to participate as a Co-Sale Holder pursuant to Section 3.3 in the event the Company and the other Preferred Holders do not exercise their collective rights to purchase all of the Offered Stock. For the purposes of this Section 3.2(c) only, a Preferred Holder’s right to purchase its pro rata share of Offered Stock shall be based on the ratio of (a) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned by such Preferred Holder to (b) the total number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned by all of the Preferred Holders immediately prior to the sale of such Offered Stock.

(d)                              If fewer than all of the Preferred Holders elect to purchase their respective pro rata share of the Offered Stock indicated in the Second Transfer Notice, then the Transferor Stockholder shall promptly notify in writing the Preferred Holders who did so elect, and shall offer each such Preferred Holder the right to acquire up to all of such unsubscribed shares, subject to reduction, if necessary, to such Preferred Holder’s pro rata portion of such unsubscribed shares based on the ratio of (i) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned held by each Preferred Holder who elects to purchase some or all of such unsubscribed shares to (ii) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned by all of the Preferred Holders who so elect. Each such Preferred Holder shall have five (5) days after receipt of such notice to notify the Transferor Stockholder of its election to purchase the unsubscribed shares.

(e)                                The consummation of the purchase and sale of the Offered Stock shall take place on a date agreed upon by the Transferor Stockholder, the Company and/or the participating Preferred Holders, as the case may be, but in any event within sixty (60) days following the date of the Transfer Notice, at the principal office of the Company.

(f)                                 If the Company and the Preferred Holders do not exercise their rights to purchase collectively all of the Offered Stock indicated in the Transfer Notice, then the Transferor Stockholder shall have sixty (60) days thereafter to Transfer such remaining Offered Stock, at a price no less than, and on the same terms and conditions (in all material respects) as, the price and other terms and conditions specified in the Transfer Notice; provided, however, that each Preferred Holder who has reserved its rights as a Co-Sale Holder under Section 3.2(c) shall have the rights set forth in Section 3.3. If the Transferor Stockholder has not sold such Offered Stock within such sixty (60) day period, the Transferor Stockholder shall not thereafter Transfer any Offered Stock (or any other Equity Securities), without first offering such securities to the Company and the Preferred Holders, as applicable, in the manner provided above and offering the Preferred Holders the rights to participate in such Transfer in the manner provided in Section 3.3.

(g)                                Any attempt by an Applicable Stockholder to Transfer any Equity Securities in violation of this Section 3.2 shall be void, and the Company shall not effect such a Transfer, nor will it treat any alleged transferee as the holder of such Equity Securities.

(h)                               This Section 3.2 shall not apply to any Transfer of any Preferred Equity Securities.

3.3                               Co-Sale Rights.

(a)                               Subject to a Transferor Stockholder first complying with the provisions of Section 3.2, until the occurrence of an Initial Public Offering, if the Company and/or the Preferred Holders do not exercise their right to purchase all of the shares of Offered Stock to be Transferred by the Transferor Stockholder, then each Preferred Holder who has exercised such right (each, a “Co-Sale Holder” and, collectively, the “Co-Sale Holders”) shall have the right, exercisable upon written notice to the Transferor Stockholder within ten (10) days after receipt by such Preferred Holder of the Second Transfer Notice, to participate in such Transfer of Offered Stock on the same terms and conditions as stated in the Transfer Notice. Such notice shall indicate the number of Equity Securities such Co-Sale Holder wishes to sell under its right to participate in such Transfer. To the extent the Co-Sale Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that such Transferor Stockholder may Transfer in the transaction shall be correspondingly reduced in accordance with Section 3.3(b).

(b)                              Each Co-Sale Holder may Transfer all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned by such participating Co-Sale Holder at the time of the Transfer, and the denominator of which is the total number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock owned at the time of the Transfer by all Co-Sale Holders that exercise their right of participation in accordance with this Section 3.3 and the Transferor Stockholder.

(c)                               Each Co-Sale Holder who elects to participate in the Transfer pursuant to this Section 3.3 (each, a “Participant” and, collectively, the “Participants”) shall effect its participation in the Transfer by executing and delivering all agreements, instruments and other documents required of a transferor in such Transfer and promptly delivering to the Transferor Stockholder for Transfer to the prospective purchaser or transferee one or more certificates, properly endorsed for Transfer, which represent:

(i)                                  the type and number of shares of Common Stock which such Participant elects to Transfer; or

(ii)                               that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Participant elects to Transfer; provided, however, that if the prospective purchaser or transferee objects to the delivery of Preferred Stock in lieu of Common Stock, such Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 3.3(c)(i). The Company agrees to make, to the extent reasonably practicable, any such conversion concurrent with the actual Transfer of such shares to the purchaser or transferee.

(d)                              The stock certificate or certificates that the Participants deliver to the prospective purchaser or transferee pursuant to Section 3.3(c) shall be transferred to such prospective purchaser or transferee in consummation of the Transfer of the Offered Stock, pursuant to the terms and conditions specified in the Transfer Notice, and the Participants shall receive that portion of the consideration to which such Participant is entitled by reason of its participation in such Transfer, pursuant to the terms and conditions specified in the Transfer Notice.

(e)                               To the extent that any prospective purchaser or transferee prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, such Transferor Stockholder shall not Transfer to such prospective purchaser or transferee any Equity Securities unless and until, simultaneously with such Transfer, such Transferor Stockholder shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Transfer Notice.

(f)                                The exercise or non-exercise of the rights of the Co-Sale Holders hereunder to participate in one or more Transfers of Equity Securities made by such Transferor Stockholder shall not adversely affect their rights to participate in subsequent Transfers of Equity Securities subject to Section 3.2.

(g)                                Any subsequent proposed Transfer of any of the Equity Securities by a Transferor Stockholder shall again be subject to the co-sale rights set forth herein and shall require compliance by a Transferor Stockholder with the procedures described in Section 3.2 and this Section 3.3.

(h)                               This Section 3.3 shall not apply to any Transfer of any Preferred Equity Securities.

3.4                              Drag-Along Right.

(a)                                 During such time as the outstanding shares of Preferred Stock constitutes at least twenty percent (20%) of the outstanding voting interests of the Company, if at any time the Board and (ii) the holders of at least seventy percent (70%) of the shares of Common Stock issuable upon conversion of the shares of Preferred Stock then outstanding (the “Initiating Holders”), propose to effect (or to cause the Company to effect) a Sale Event (as defined herein), the Company shall deliver a notice (a “Sale Event Notice”) to all of the Stockholders stating that the Initiating Holders propose to effect (or to cause the Company to effect) such transaction, and specifying the name of the proposed parties to such transaction, the consideration payable in connection therewith and any other material terms and conditions of such transaction. Upon receipt of a Sale Event Notice, each Stockholder shall be obligated to Transfer all Equity Securities owned by it in the Sale Event (or, in the case of a Sale Event involving a sale of less than all of the outstanding Equity Securities, a percentage of the Equity Securities owned by it equal to the percentage of the Initiating Holders’ Equity Securities being sold by the Initiating Holders), for a price and on the other terms and conditions set forth in the Sale Event Notice. In addition to selling its Equity Securities, each Stockholder shall take all other necessary action to cause the Company to consummate the proposed Sale Event, including:

(i)                                  in the event such Sale Event is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of a Sale Event, to be present, in person or by proxy, as a holder of capital stock of the Company, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii)                               to vote (in person, by proxy or by action by written consent, as applicable) all of such Stockholder’s Voting Securities in favor of such Sale Event and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale Event;

(iii)                            to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale Event;

(iv)                           to execute and deliver all related documentation and take such other action in support of the Sale Event as shall reasonably be requested by the Company or the Initiating Holders, including the sale of the Equity Securities held by such Stockholder in such Sale Event; and

(v)                              except as set forth herein, none of the Stockholders nor any Affiliates thereof shall deposit any Equity Securities legally or beneficially owned by such

Person in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares.

For purposes of this Agreement, “Sale Event” means (x) any sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of a single transaction or series of related transactions, except where such sale, lease, exclusive license or other transfer is to a wholly owned subsidiary of the Company, or (y) any transaction or series of transactions involving the Company, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Company’s outstanding shares of capital stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing fifty percent (50%) or less of the voting power of the entity surviving such transaction or series of related transactions or the entity whose securities are issued pursuant to such transaction or series of related transactions.

(a)                              Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 3.4(a) in connection with any proposed Sale Event (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Equity Securities, including representations and warranties that (A) the Stockholder holds all right, title and interest in and to the Equity Securities such Stockholder purports to hold, free and clear of all liens, claims, charges, security interests or other encumbrances (“Liens”) (other than restrictions imposed by this Agreement and applicable law), (B) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii)                            the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(iv)                           the limitations of liability of the Stockholders in such Proposed Sale shall apply equally to all Stockholders and in no event shall the amount of a Stockholder’s liability in the Proposed Sale exceed the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(v)                              upon the consummation of the Proposed Sale, (A) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (B) each holder of Series A Preferred Stock receive the same amount of consideration per share of Series A Preferred Stock as is received by other holders in respect of their shares of Series A Preferred Stock, (C) each holder of Series B Preferred Stock receive the same amount of consideration per share of Series B Preferred Stock as is received by other holders in respect of their shares of Series B Preferred Stock, (D) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (E) unless the holders of at least seventy percent (70%) of the shares of Common Stock issuable upon conversion of the shares of Preferred Stock then outstanding elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the net consideration (i.e. the aggregate consideration less all reductions for purchase price adjustments, indemnification claims and other adjustments) receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of Preferred Stock and the holders of Common Stock are entitled in a Liquidity Event (as defined in the Certificate) (assuming for this purpose that the Proposed Sale is a Liquidity Event) in accordance with the Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any shares of capital stock of the Company includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder or investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of his shares of capital stock of the Company, which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for his shares of capital stock of the Company; provided, however, for the sake of clarity, under no circumstances shall the Board be required to engage an investment bank, appraisal firm or other professional advisor in order to make or support a good faith judgment of the fair value pursuant to this Section and any Person objecting to the Board’s determination of fair value pursuant to this Section shall be required to establish, by clear and convincing evidence, that the Board failed to act in good faith; and

(vi)                            subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this clause (vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

(b)                              The closing of any Sale Event for which the Initiating Holders have delivered a Sale Event Notice pursuant to this Section 3.4 shall be held at such time and place as the Initiating Holders shall reasonably specify. At such closing, the Stockholders shall deliver certificates representing the Equity Securities, if any, to be sold, duly endorsed for transfer and, to the extent required to be paid pursuant to the applicable purchase agreement, accompanied by all requisite stock transfer taxes, and the Equity Securities to be transferred shall be free and clear of any Liens (other than restrictions imposed by this Agreement and applicable law).

(c)                               Each Stockholder hereby grants to the Initiating Holders (i) an irrevocable proxy, coupled with an interest, to vote all Voting Securities owned by such Stockholder and (ii) an irrevocable power of attorney, which is coupled with an interest, to take such other actions, in each case to the extent necessary to carry out the provisions of this Section 3.4 in the event of any breach by such Stockholder of its obligations hereunder.

(d)                              Notwithstanding any provision of this Agreement, the purchase and sale of Equity Securities pursuant to Section 3.4 shall not be subject to the provisions of Sections 3.2, 3.3 and 3.6.

3.5                              Exempt Transfers.

(a)                              Notwithstanding the foregoing, the rights of first refusal set forth in Section 3.2 and the co-sale rights set forth in Sections 3.3 and 3.6 shall not apply to any Transfer to any Permitted Transferee of such Stockholder; provided, however, that prior to effecting any such Transfer to a Permitted Transferee (i) the Transferor Stockholder shall inform the Company in writing of such Transfer and (ii) the transferee shall furnish the Company with a written agreement to be bound by, and comply with, all provisions of this Agreement. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Stockholder” for purposes of this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the provisions of Section 3 shall not apply to the sale of shares of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.

(b)                              This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from a Stockholder pursuant to, (i) any stock restriction agreement or other agreement between the Company and a Stockholder, or (ii) any equity incentive plan approved by the Board.

3.6                              Additional Rights of Preferred Holders.

(a)                              Until the occurrence of an Initial Public Offering, if any Stockholder holding Series A Preferred Stock (the “Offering Series A Stockholder”) proposes to transfer any Equity Securities other than shares of Series B Preferred Stock in a single transaction or a series of related transactions, other than transfers exempt pursuant to Section 3.5(a) (a “Proposed Series A Transfer”), each Preferred Holder shall have the right to participate in such sale on a pro rata, as converted basis, on the same terms and conditions, and for the same type and amount of consideration payable in connection with the Proposed Series A Transfer. With respect to the application of the rights contained in this Section 3.6(a), the parties shall follow the same procedures as outlined in Section 3.3 applying to co-sale rights generally, with the Offering Series A Stockholder being treated as the Transferor Stockholder and Stockholders holding Preferred Stock being treated as Co-Sale Holders under such provisions.

(b)                              Until the occurrence of an Initial Public Offering, if any Stockholder holding Series B Preferred Stock (the “Offering Series B Stockholder”) proposes to transfer any Equity Securities other than shares of Series A Preferred Stock in a single transaction or a series of related transactions, other than transfers exempt pursuant to Section 3.5(a) (a “Proposed Series B Transfer”), each other Series B Holder shall have the right to participate in such sale on a pro rata, as converted basis, on the same terms and conditions, and for the same type and amount of consideration payable in connection with the Proposed Series B Transfer. With respect to the application of the rights contained in this Section 3.6(b), the parties shall follow the same procedures as outlined in Section 3.3 applying to co-sale rights generally, with the Offering Series B Stockholder being treated as the Transferor Stockholder and Stockholders holding Series B Preferred Stock being treated as Co-Sale Holders under such provisions.

(c)                               This Section 3.6 shall not apply to Common Equity Securities, provided such securities remain subject to the co-sale rights set forth in Section 3.3.

3.7                              Subsequent Transferees. In the event of any Transfer to any Person, including a prospective purchaser or Permitted Transferee, acquiring Equity Securities, prior to effecting any such Transfer, the transferee shall furnish the Company with a written agreement to be bound by, and comply with, all provisions, restrictions, terms and conditions of this Agreement. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Stockholder” for purposes of this Agreement.

SECTION 4. Miscellaneous

4.1 Ownership. Each party hereto represents and warrants that (a) he, she or it now owns such shares of capital stock of the Company (if any), free and clear of Liens (except restrictions on transfer under applicable law and any restrictions set forth in this Agreement, the Company’s Investor Rights Agreement, the Purchase Agreement, the Certificate and the Bylaws), and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to or on the execution hereof, and (b) such party has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such party enforceable against such party in accordance with its terms.

4.2                             Legend.

(a)                              Concurrently with the execution of this Agreement or thereafter as appropriate, the restrictive legend reading substantially as follows (the “Legend”) shall be imprinted or otherwise placed, on certificates representing the Equity Securities:

THE VOTING, SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

Notwithstanding the foregoing, the Company shall not be required to replace or alter any certificates representing Equity Securities issued before the date hereof and which contain a legend substantially similar to the aforementioned Legend.

(b)                              The Company shall instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the Legend to enforce the provisions of this Agreement. The Legend shall be removed upon termination of this Agreement.

(c)                               During the term of this Agreement, the Company shall not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Equity Securities theretofore represented by a certificate carrying the Legend.

4.3                             Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, successors or assigns by reason of the failure of a party to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or such party’s heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.4                             Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

4.5                            Amendment or Waiver. This Agreement may not be amended, modified or waived at any time, unless such amendment, modification or waiver is first approved by (a) the holders of at least seventy percent (70%) of the Preferred Stock then outstanding (on an as- converted basis, including for this purpose, any shares of Common Stock into which shares of Preferred Stock have been converted), (b) the holders of at least a majority of the shares of the then-outstanding Common Stock (other than Common Stock held by Quaker, including Common Stock issued to Quaker upon conversion of Preferred Stock), but only if such amendment, modification or waiver would materially and adversely impair the rights or increase the obligations of the holders of Common Stock, and (c) the Company; provided, however, that if any amendment, modification or waiver would materially and adversely impair the rights or increase the obligations of any holder of capital stock in a manner different from all holders of capital stock generally (each, an “Adversely Affected Holder”), such amendment, modification or wavier shall not be effective as to such Adversely Affected Holder unless consented to by such Adversely Affected Holder; and provided further that (A) any amendment, modification or waiver of this clause (A), Section 2.2(a)(i) or Quaker’s right to remove the Quaker Director under Section 2.2(e) also shall require the approval of Quaker; (B) any amendment, modification or waiver of this clause (B), Sections 2.2(a)(ii) or 2.4(a) or OrbiMed’s right to remove the OrbiMed Director under Section 2.2(e) also shall require the approval of OrbiMed; (C) any amendment, modification or waiver of this clause (C), Section 2.2(b)(i) or HighCape’s right to remove the HighCape Director under Section 2.2(e) also shall require the approval of HighCape; (D) any amendment, modification or waiver of this clause (D), Section 2.2(b)(ii) or Signet’s right to remove the Signet Director under Section 2.2(e) also shall require the approval of Signet; (E) any amendment, modification or waiver of this clause (E), Section 2.2(c)(ii) or the right of the holders of Common Stock to remove the Independent Director under Section 2.2(e) also shall require the approval of the Stockholders holding a majority of the shares of Common Stock then outstanding (other than Common Stock held by Quaker, including Common Stock issued upon conversion of Preferred Stock); (F) any amendment, modification or waiver of this clause (F), Section 2.2(c)(iii) or Quaker’s and OrbiMed’s right to remove the Joint Quaker/OrbiMed Director under Section 2.2(e) also shall require the approval of Quaker and OrbiMed (provided that if either Quaker or OrbiMed no longer holds any shares of Preferred Stock, but the other continues to meet the threshold set forth in Section 2.2(c)(iii), such other stockholder’s shall be the approval required under thus clause (F)); and (G) any amendment, modification or waiver of this clause (G) or Section 2.2(c) also shall require the approval of the holders of at least a majority of the shares of the then-outstanding Common Stock (other than Common Stock held by Quaker, including Common Stock issued upon conversion of Preferred Stock). Any amendment, modification or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.6                             Limitation on Rights to Receive Proceeds from a Liquidation.

(a)                              To ensure that the Preferred Holders do not receive an amount greater than the maximum amount contemplated by ARTICLE IV.C.3.1.1, ARTICLE IV.C.3.1.2 and ARTICLE IV.C.3.1.3 of the Certificate in respect of their shares of Preferred Stock, if, following the initial Liquidity Event (as defined in the Certificate) that is treated as a Liquidation (as defined in the Certificate), any shares of Preferred Stock are converted into Common Stock in accordance with the Certificate (“Converted Shares”), then, in such event, the Preferred Holder holding such Converted Shares shall relinquish its right to receive any consideration in respect of such Converted Shares in excess of the consideration that such Preferred Holder would otherwise have been entitled to receive in respect of such shares had they converted into Common Stock immediately prior to the first such Liquidation.

(b)                              Unless otherwise waived in writing by the holders of at least seventy percent (70%) of the shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock, no Stockholder shall enter into any transaction or series of related transactions resulting in a Liquidity Event (as such term is defined in the Certificate) unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Company is to be allocated in accordance with the preferences and priorities set forth in the Certificate.

4.7                             Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.8                             Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach, default or noncompliance of any party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

4.9                             Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any shares of capital stock of the Company permitted under this Agreement specifying the full name and address of the transferee, the Company may deem and treat the Person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

4.10                     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (e) when sent by electronic mail, upon confirmation of receipt by the recipient via electronic mail. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibits A and B hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.11                     Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company’s stockholders pursuant to a Sale Event) are issued on, or in exchange for, any of the Stockholder’s Equity Securities by reason of any stock dividend, stock split, consolidation of shares, reclassification, consolidation or similar transaction involving the Company, such shares or securities shall be deemed to be such Stockholder’s Equity Securities for purposes of this Agreement.

4.12                     Other Rights. Except as otherwise provided by this Agreement, each of the Stockholders shall exercise the full rights of a stockholder of the Company with respect to such Stockholder’s Equity Securities.

4.13                     Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock from time to time, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” “Preferred Holder” and a party hereunder.

4.14                     Additional Common Holders. The Company shall cause each holder of Common Stock to become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Common Holder” and a party hereunder.

4.15                     Right to Conduct Activities. The Company and each Stockholder hereby acknowledge that some or all Preferred Holders are professional investment funds or holding companies and, as such, hold investments in numerous portfolio companies, some of which may be competitive with the Company’s business. No Preferred Holder shall be liable to the Company or to other Stockholders for any claim arising solely out of, or based solely upon, (a) the holding of securities by the Preferred Holder in any entity competitive with the Company, or (b) actions taken by any partner, officer or other Representative of any Preferred Holder to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, so long as this Agreement, including Section 4.22 (and any other applicable agreement with or for the benefit of the Company) is not breached in any respect in connection with any such activities.

4.16                     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.17                     Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile or other electronic signature(s) which shall be binding on the party delivering same.

4.18                     Termination. This Agreement shall terminate upon the earlier of (a) the consummation by the Company of an Initial Public Offering or (b) the closing of a Sale Event.

4.19                     Entire Agreement. The Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted under and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect. This Agreement and each of the Exhibits hereto constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof and no party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

4.20                     Spouses. This Agreement must be executed by the spouse of each party hereto who is an individual and a resident of a community property state (which, at the date hereof, are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington or Wisconsin). By executing this Agreement, such spouse acknowledges that she or he has read this Agreement and knows its contents and agrees to be bound in all respects by the terms of this Agreement to the same extent as the stockholders party hereto. Each such spouse further agrees that should she or he predecease the stockholder party hereto to whom she or he is married or should she or he become divorced from such stockholder, any of the capital stock of the Company which such spouse may own or in which she or he may have any interest shall remain subject to this Agreement.

4.21                     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (w) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (z) to a “day” means a calendar day unless otherwise expressly provided. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

4.22                        Confidentiality.

(a)                               Except as contemplated by this Agreement or as otherwise required by law (including applicable securities laws) or regulatory authority, or by any listing or trading agreement to which a party is subject, each party hereto severally and not jointly hereby agrees that it will keep confidential and not disclose, divulge or use for any purpose (other than to monitor its investment in the Company or to enforce its legal rights) any confidential or proprietary information (“Confidential Information”) which such party obtains from the Company (including notice of the Company’s intention to file a registration statement and whether obtained before, on or after the date hereof); provided, however, that the Parties may disclose Confidential Information to their respective general partners, limited partners, members or legal or financial advisors in accordance with normal reporting practices and it may disclose Confidential Information to any prospective purchaser of any Equity Securities from such party as long as such prospective purchaser is bound by an agreement or obligation of confidentiality similar to the obligations set forth in this Section 4.22. “Confidential Information” shall not include the following: (a) information that is now in, or hereafter enters, the public domain through no fault of such party; (b) information that previously was known by such party independently of the Company; (c) information that is independently developed by such party without use of the Company’s confidential information; (d) information that is disclosed with the written approval of the Company; or (e) information that is received from a third party without a breach of any obligation of confidentiality such third party may have to the Company.

(b)                               Notwithstanding the foregoing, in the event that any party (the “Disclosing Party”) is required by applicable law (including the Freedom of Information Act, 5 U.S.C. Section 552, as amended from time to time), regulatory authority or any listing or trading agreement to disclose any Confidential Information, to the extent permitted by applicable law, the Disclosing Party shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and shall use its commercially reasonable efforts to give the Company an opportunity (as is reasonable under the circumstances and at the Company’s expense) to comment on such disclosure and, in the Company’s discretion, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Disclosing Party warrants that it will cooperate fully with the Company in seeking any such protective orders. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party is, nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information or else violate applicable law, regulatory requirement or contractual covenants, or stand liable for contempt or suffer other censure or penalty, the Disclosing Party may disclose only the minimum required disclosure without liability hereunder.

(c)                                This Section 4.22 shall survive termination of this Agreement.

4.23                     Restrictions Regarding Mesynthes. For so long as Mesynthes holds any shares of Common Stock that have not vested in accordance with the vesting schedule (the “Vesting Schedule”) set forth in Section 16.1 of the License (such shares, the “Restricted Stock”): (a) at each annual or special meeting of the Stockholders, with respect to each action on which the holders of Common Stock are entitled to vote, Mesynthes shall vote such shares of Restricted Stock in favor of each action otherwise approved by the Stockholders present at such meeting and holding a majority of the voting power entitled to vote on such action (or, if such action is being taken by written consent, to execute any written consent approved by such other Stockholders); and (b) such shares of Restricted Stock may not be Transferred to any Person (notwithstanding any other provisions of this Agreement) and any stock certificates representing the Restricted Stock shall include a legend referring to this Agreement. Mesynthes acknowledges and agrees that: (y) any shares of Common Stock that do not vest in accordance with the Vesting Schedule shall be deemed to be cancelled (without the requirement of further action) (“Forfeited Shares”); and (z) it will surrender, within five days after a request from the Company, any stock certificates representing Forfeited Shares (or execute and deliver a customary and reasonable lost stock certificate affidavit (including customary indemnification provisions) if any of such stock certificates have lost or destroyed), provided that the Company shall issue a new stock certificate with respect to any shares covered by a surrendered stock certificate that are not Forfeited Shares.

*****

IN WITNESS WHEREOF the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

TELA Bio, Inc.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	Chief Executive Officer

Address:	1 Great Valley Parkway
Suite 24
Malvern, PA 19355

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Antony Koblish
Antony Koblish

/s/ Maarten Persenaire
Maarten Persenaire

/s/ David McQuillan
David McQuillan

Quaker Bioventures II, L.P.

By: Quaker Bioventures Capital II, L.P.,
its general partner

By: Quaker Bioventures Capital II, LLC,
its general partner

/s/ Adele C. Olivia
Name: Adele C. Oliva
Title: Vice President

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Christine Arasin
Christine Arasin

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Paul Touhey
Paul Touhey

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Kevin Rakin
Kevin Rakin

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Donna Stauffer
Donna Stauffer

Amended and Restated Stockholders Agreement

COMMON HOLDERS:

/s/ Darryl Roberts
Darryl Roberts

Amended and Restated Stockholders Agreement

INVESTORS:

Quaker Bioventures II, L.P.

By: Quaker Bioventures Capital II, L.P.,
its general partner

By: Quaker Bioventures Capital II, LLC,
its general partner

By:	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Executive Manager

Amended and Restated Stockholders Agreement

INVESTORS:

OrbiMed Private Investments IV, LP

By: OrbiMed Capital GP IV LLC,
its General Partner

By: OrbiMed Advisors LLC,
its Managing Partner

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

Amended and Restated Stockholders Agreement

INVESTORS:

HighCape Partners QP, L.P.

By: HighCape Partners GP, L.P.,
its general partner

By: HighCape Partners GP, LLC,
its general partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

HighCape Partners, L.P.

By: HighCape Partners GP, L.P.,
its general partner

By: HighCape Partners GP, LLC,
its general partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

Amended and Restated Stockholders Agreement

INVESTORS:

Signet Healthcare Partners Accredited
Partnership III, LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

Signet Healthcare Partners QP Partnership III,
LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

Amended and Restated Stockholders Agreement

INVESTORS:

/s/ Antony Koblish
Antony Koblish

/s/ Maarten Persenaire
Maarten Persenaire

/s/ David McQuillan
David McQuillan

/s/ Christine Arasin
Christine Arasin

/s/ Jeff Marx
Jeff Marx

Amended and Restated Stockholders Agreement

INVESTORS:

Garen Vale Pty Ltd. Superannuation Fund

By:	/s/ John A. Robinson
Name:	John A. Robinson
Title:	Authorized Person

/s/ Josef Koblish
Josef Koblish

/s/ Paul Touhey
Paul Touhey

Peter A. Scott Pty Ltd. Superannuation Fund

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Authorized Person

/s/ William Tidmore
William Tidmore

/s/ Vincent Koblish
Vincent Koblish

/s/ Fiona McQuillan
Fiona McQuillan

/s/ Trevor McQuillan
Trevor McQuillan

/s/ Skott Greenhalgh
Skott Greenhalgh

Amended and Restated Stockholders Agreement

INVESTORS:

/s/ Rene Snowden
Rene Snowden

/s/ Paul Talmo
Paul Talmo

/s/ Jamal Tawil
Jamal Tawil

/s/ Finlay Long
Finlay Long

/s/ Susan Drumm
Susan Drumm

/s/ Jennifer Barretta
Jennifer Barretta

/s/ Bruce Peacock
Bruce Peacock

/s/ Karim Benhamida
Karim Benhamida

Amended and Restated Stockholders Agreement

INVESTORS:

/s/ John Alexander Robinson
John Alexander Robinson

Amended and Restated Stockholders Agreement

INVESTORS:

/s/ Darryl Roberts
Darryl Roberts

Amended and Restated Stockholders Agreement

EXHIBIT A
COMMON HOLDERS

Name and Address of Common Holder

Mesynthes Ltd.

***

Antony Koblish
***

Maarten Persenaire, MD
***

Quaker Bioventures II, L.P.

***

David McQuillan

***

Paul Touhey
***

Christine Arasin

***

Darryl Roberts

***

Kevin Rakin

***

Donna Stauffer

***

A-1

EXHIBIT B

LIST OF INVESTORS

Name and Address of Investors

OrbiMed Private Investments IV, LP

***

Quaker Bioventures II, L.P.

***

HighCape Partners QP, LP

- and -

HighCape Partners, LP

***

with a copy to (which shall not constitute notice)

***

Signet Healthcare Partners Accredited Partnership III, LP

-and-

Signet Healthcare Partners QP Partnership III, LP

***

Maarten Persenaire

***

Antony Koblish

***

Name and Address of Investors

Paul Touhey

***

David McQuillan

***

Garen Vale Pty Ltd. Superannuation Fund

***

John Alexander Robinson

***

Peter A. Scott Pty Ltd. Superannuation Fund

***

Amy Silfen

***

Jeff Marx

***

The Entrust Group, Inc. FBO Andrew W.

Barnes IRA #56-00607

***

Josef Koblish

***

William Tidmore

***

Vincent Koblish

***

Name and Address of Investors

Christine Arasin

***

Skott Greenhalgh

***

Darryl Roberts

***

Fiona McQuillan

***

Trevor McQuillan

***

Rene Snowden

***

Paul Talmo

***

Jamal Tawil

***

Finlay Long

***

Susan Drumm

***

Jennifer Barretta

***

Bruce Peacock

***

Karim Benhamida

***